EXHIBIT 23.2

PRITCHETT, SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
515 SOUTH 400 EAST, SUITE 100
SALT LAKE CITY, UTAH  84111

(801) 328-2727     FAX (801) 328-1123

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pacific Health Care Organization, Inc.
Newport Beach, CA

We hereby consent to the incorporation by reference in Registration Statement No. 333-208777 on Form S-8 of Pacific Health Care Organization, Inc. of our report dated March 30, 2017, relating to our audit of the consolidated financial statements of Pacific Health Care Organization, Inc. and subsidiaries as of December 31, 2016, which report is included in the Annual Report on Form 10-K of Pacific Health Care Organization, Inc. for the year ended December 31, 2017.
/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.
Salt Lake City, Utah
April 2, 2018